   As filed with the Securities and Exchange Commission on October 3, 1996

                                                  Commission File Number 0-14903

                               AMENDMENT NO. 2 TO
                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                         BALDWIN PIANO & ORGAN COMPANY
             (Exact name of registrant as specified in its charter)

       Delaware                                               31-1091812
(State of incorporation                                    (I.R.S. Employer
   or organization)                                      Identification Number)

 422 Wards Corner Road, Loveland, Ohio                              45140-8390
(Address of principal executive offices)                            (Zip Code)

    Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                       Name of each exchange on which
       to be so registered                       each class is to be registered
             None                                         Not Applicable

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

    Securities to be registered pursuant to Section 12(g) of the Act:

                               Rights to Purchase
                          Common Stock, $.01 par value
                                (Title of Class)


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

         On September 3, 1996, the Board of Directors of Baldwin Piano & Organ Company (the "Company"), authorized the issuance of one common share purchase right (a "Right") with respect to each outstanding share of common stock, $.01 par value (the "Common Shares"), of the Company. The rights were issued on September 10, 1996 to the holders of record of Common Shares on that date. Each Right entitles the registered holder to purchase from the Company one Common Share at a price of $60.00 per Common Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement"), dated September 4, 1996, between the Company and the Provident Bank, as Rights Agent.

         DETACHMENT OF RIGHTS: EXERCISE. Initially, the Rights will attach to all Common Share certificates representing outstanding shares and no separate Right Certificate will be distributed. The Rights will separate from the Common Shares and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Voting Shares (as defined below) of the Company, or (ii) 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares. "Voting Shares" shall mean (i) the Common Shares of the Company and (ii) any other shares of capital stock of the Company entitled to vote generally in the election of directors or entitled to vote together with the Common Shares in respect of any merger or consolidation of the Company, any sale of all or substantially all of the Company's assets or any liquidation, dissolution or winding up of the Company.

         Until the Distribution Date (or earlier redemption or expiration of the Rights) (i) the Rights will be evidenced, with respect to any of the Common Shares outstanding on September 10, 1996, by the certificates representing such Common Shares with a copy of a Summary of Rights attached thereto, (ii) the Rights will be transferred with and only with the Common Shares, (iii) new Common Share certificates issued after September 10, 1996, upon transfer or new issuance of the Common Shares will contain a notation incorporating the Rights Agreement by reference, and (iv) the surrender for transfer of any certificates for Common Shares outstanding as of September 10, 1996, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

         As soon as practicable following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will thereafter evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on September 3, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

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         If a person or group were to acquire 15% or more of the Voting Shares, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of Common Shares that at the time of such acquisition would have a market value of two times the Purchase price of the Right.

         If the Company were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

         REGISTRATION AND LISTING OF COMMON SHARES. The offer and sale of the Common Shares issuable upon exercise of the Rights will be registered with the Securities and Exchange Commission. As described above, however, the Rights will not be transferable separately from the Common Stock until the Distribution Date.

         ANTI-DILUTION AND OTHER ADJUSTMENTS. The number of Common Shares or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution.

         The number of outstanding Rights and the number of Common Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

         EXCHANGE OPTION. At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Voting Shares and before the acquisition by a person or group of 50% or more of the Outstanding Voting Shares, a majority of the Continuing Directors (as defined below) on the Board of Directors, may, at their option, issue Common Shares in mandatory redemption of, or in exchange for, all or part of the then Outstanding and exercisable Rights (other than Rights owned by such Acquiring Person or group which would become null and void) at an exchange ratio of one Common Share for each two Common Shares for which each Right is then exercisable, subject to adjustment. "Continuing Directors" shall mean (i) any member of the Board of Directors, who, while such person is a member of the Board of Directors, is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, and was a member of the Board prior to the date of the Rights Agreement, or (ii) any Person who after the date of the Rights Agreement becomes a member of the Board of Directors and who, while such Person is a member of the Board of Directors, is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, if such Person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors, or (iii) any Person who subsequently becomes a member of the Board of Directors who, while such Person is a member of the Board of Directors, is not an Acquiring Person, or an affiliate or associate of an Acquiring Person, if such Person's election to the Board of Directors is solely the result of a proxy

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solicitation made pursuant to a publicly-filed Schedule 14A or any comparable or successor form under the Exchange Act.

         REDEMPTION OF RIGHTS. At any time prior to the first public announcement that a person or group has become an Acquiring Person, a majority of the Continuing Directors may redeem all, but not less than all, of the then outstanding Rights at a price of $0.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

         NO RIGHTS AS SHAREHOLDER. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         AMENDMENT OF RIGHTS. The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights, including an amendment to extend the Final Expiration Date, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the Distribution Date no such amendment may materially and adversely affect the interests of the holders of the Rights.

Item 2. Exhibits.

         Listed below are all of the constituent instruments defining the rights of holders of the Common Share Purchase Rights, including any contracts or other documents which limit or qualify the rights of such holders:

Exhibit
Number                     Description of Exhibit
   1            Rights Agreement between Baldwin Piano & Organ Company and The Provident
                Bank dated as of September 4, 1996.*
   2            Form of Right Certificate. (1)
   3            Baldwin Piano & Organ Company Shareholder Rights Plan Summary of Rights to
                Purchase Common Shares. (2)
   4            Certificate of Incorporation of the Registrant, as amended. (3)
   5            Bylaws of the Registrant. (3)

        *       Previously filed.

       (1)      Attached as Exhibit A to the Rights Agreement attached hereto as Exhibit 1.
       (2)      Attached as Exhibit B to the Rights Agreement attached hereto as Exhibit 1.
       (3)      Incorporated by reference from the Registrant's Form S-1 Registration Statement as declared effective by the Commission on October 8, 1986  (File No. 33-7251).


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                                   SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 3, 1996

Baldwin Piano & Organ Company

By:                        /s/ C. R. Juengling
                           --------------------

Printed Name:              Charles R. Juengling
Title:                     Controller/Secretary

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                                 EXHIBIT INDEX

Exhibit
Number                     Description of Exhibit
   1            Rights Agreement between Baldwin Piano & Organ Company and The Provident
                Bank dated as of September 4, 1996.*
   2            Form of Right Certificate. (1)
   3            Baldwin Piano & Organ Company Shareholder Rights Plan Summary of Rights to
                Purchase Common Shares. (2)
   4            Certificate of Incorporation of the Registrant, as amended. (3)
   5            Bylaws of the Registrant. (3)

        *       Previously filed.

       (1)      Attached as Exhibit A to the Rights Agreement attached hereto as Exhibit 1.
       (2)      Attached as Exhibit B to the Rights Agreement attached hereto as Exhibit 1.
       (3)      Incorporated by reference from the Registrant's Form S-1 Registration Statement as declared effective by the Commission on October 8, 1986 (File No. 33-7251).


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